UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted
[ ]  Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                             CIRALIGHT GLOBAL, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                             CIRALIGHT GLOBAL, INC.
                                670 E. PARKRIDGE
                                    SUITE 112
                            CORONA, CALIFORNIA 92879

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 27, 2013

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of Ciralight Global, Inc. ("Company") will be held at SA Recycling, 2411 North Glassell Avenue, Orange, CA 92865, on Friday, September 27, at 9:30, a.m., Pacific Daylight Time, for the following purposes:

     1. The election of six (6) directors, Terry S. Adams, Jeffrey S. Brain, Larry Eisenberg, Frederick Feck, Richard Katz and William ("Smokey") Robinson Jr., for the ensuing year; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The board of directors has fixed the close of business on August 30, 2013, as the record date ("Record Date") for the determination of shareholders who are entitled to notice of and to vote at the meeting and any adjournment thereof.

     We have enclosed the 2012 Annual Report on Form 10-K, including financial statements, the Proxy Statement and a Proxy Card with this Notice of Annual Meeting.

     Attendance at the Annual Meeting will be limited to shareholders of the Company. Shareholders will be required to furnish proof of ownership of the Company's common stock before being admitted to the meeting. Shareholders holding shares in the name of a broker or other nominee are requested to bring a statement from the broker or nominee confirming their ownership in the Company's stock. Directions to the meeting's location accompany the Proxy Statement.

     Whether or not you expect to attend in person, we urge you to sign, date and return the enclosed Proxy at your earliest convenience. You may mail, fax or scan and email your proxy to us. Our fax number is (877) 520-5995. You can email us at info@ciralight.com. This will ensure the presence of a quorum and your representation at the meeting. PROMPTLY SIGNING, DATING AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option.

     By Order of the Board of Directors,


Date: September 4, 2013                       /s/ Jeffrey S. Brain
                                              ----------------------------------
                                              Jeffrey S. Brain, President

                             CIRALIGHT GLOBAL, INC.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                               PROCEDURAL MATTERS

GENERAL

     The enclosed Proxy Statement, which was first mailed to shareholders on or about September 5, 2013, is furnished in connection with the solicitation of proxies by the Board of Directors of Ciralight Global, Inc. ("Company") to be voted at the Annual Meeting of Shareholders of the Company to be held on Friday, September 27, 2013, at 9:30 a.m. Pacific Daylight Time, at SA Recycling, 2411 North Glassell Avenue, Orange, CA 92865, for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. When proxies are properly dated, executed and returned, the shares they represent will be voted at the meeting in accordance with the instructions of the shareholder. If no specific instructions are given, the shares will be voted "FOR" the election of the nominees for directors set forth herein, "FOR" the proposals set forth herein and, at the discretion of the proxy holders, upon such other business as may properly come before the meeting.

RECORD DATE AND VOTING SECURITIES

     Shareholders of record at the close of business on August 30, 2013 ("Record Date") will be entitled to vote at the meeting on the basis of one (1) vote for each share of Common Stock held. Mr. George Adams, Sr., the holder of 1,000,000 shares of our Series A Preferred Stock ("Preferred Stock") will be entitled to vote his Preferred Stock's super-voting rights for the election of the Directors together with his Common Stock voting rights for a total of 51% of all castable votes on the election of our Directors. Mr. Adams does not have super-voting rights on any other matter that may come up for a vote at the Annual Meeting. On August 30, 2013, there were 15,493,479 shares of the Common Stock outstanding, held of record by approximately 177 shareholders, and 1,000,000 shares of Preferred Stock, held of record by Mr. George S. Adams.

REVOCABILITY OF PROXIES

     Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby, by delivering a signed statement to the Secretary of the Company at or prior to the meeting or by executing another proxy dated as of a later date.

SOLICITATION

     The cost of solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company's directors, officers and employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or telegram. Although the exact cost of preparation, mailing and holding of the meeting is not known at this time, it is anticipated that the cost will be approximately $5,000.00.

VOTING RIGHTS

     Under the Nevada Revised Business Corporation Act, the Company's Articles of Incorporation, and its Bylaws, the holders of Common Stock shall be entitled to one vote for each share of Company's Common Stock held at the Record Date for all matters, including the election of directors. The holder of our Series A Preferred Stock has "super-voting" rights exercisable for the election of Directors. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock and Preferred Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD," OR "ABSTAIN" are treated as being present at the Annual Meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting ("Votes Cast") with respect to such matters. Abstentions will not be counted as a vote "FOR" or "AGAINST" a proposal.

     Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for the purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal. Except with respect to elections of directors, any shareholder entitled to vote may vote part of his or her shares in favor of a proposal and refrain from voting the remaining shares or vote them against the proposal. If a shareholder fails to specify the number of shares he or she is affirmatively voting, it will be conclusively presumed that the shareholder's approving vote is cast with respect to all shares the shareholder is entitled to vote.

VOTING PROXIES

     The shares of Common Stock and Preferred Stock represented by all properly executed proxies received in time for the meeting will be voted in accordance with the directions given by the shareholders. If no specification is made, the shares will be voted "FOR" the nominees named herein as directors and "FOR" all other proposals.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
                           RELATED SHAREHOLDER MATTERS

     The following tables set forth the ownership of our common stock and preferred stock by (a) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock and preferred stock; and (b) by all of named officers and our directors and by all of our named executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares and are beneficial owners of the shares indicated in the tables, except as otherwise noted by footnote.

     The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the U.S. Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

(A) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS:

BENEFICIAL OWNERSHIP OF 5% OR MORE OF OUR COMMON STOCK

 Title            Name and Address of         Amount and Nature of       Percent
of Class            Beneficial Owner          Beneficial Ownership      of Class
--------            ----------------          --------------------      --------
Common Stock   George Adams, Sr.                 4,823,224 (1)            31.13%
               3200 E. Frontera Street
               Anaheim, California 92806

Common Stock   Jeffrey S. Brain                  1,376,663 (2)             8.90%
               670 E. Parkridge, Suite 112
               Corona, California 92879

Common Stock   Frederick Feck                      902,002 (3)             5.82%
               670 E. Parkridge, Suite 112
               Corona, California 92879

----------
(1) In addition to the 4,823,224 shares owned of record and beneficially by Mr. Adams, Mr. Adams owns 1,000,000 shares of Series A Preferred Stock. The combination of common stock and the voting rights for the Series A Preferred Stock result in Mr. Adams having the right to cast 51% of all votes in the election of our Directors.

(2) Includes 934,745 shares registered in the name of Bayport Holding Company, LLC, Jeffrey S. Brain's 100% owned, personal holding company. Mr. Brain is the indirect beneficial owner of, and has sole dispositive and voting power over, these shares, plus 250 shares in the name of Jeffrey S. Brain. Of these shares, 934,955 of these shares represent common stock issued and options to purchase 441,668 shares of common stock that are exercisable within the next 60 days.

(3) Includes 593,334 shares of common stock plus options to purchase 266,668 shares of common stock that are exercisable within the next 60 days.

BENEFICIAL OWNERSHIP OF 5% OR MORE OF OUR SERIES A PREFERRED STOCK

 Title            Name and Address of         Amount and Nature of       Percent
of Class            Beneficial Owner          Beneficial Ownership      of Class
--------            ----------------          --------------------      --------
Series A       George Adams, Sr.                5,000,000 (1)           100.00%
Preferred      3200 E. Frontera Street
 Stock         Anaheim, California 92806

----------
(1) In addition to the 1,000,000 shares of Series A Preferred Stock owned of record and beneficially by Mr. Adams, Mr. Adams owns 4,823,224 shares of common stock. The combination of common stock and the voting rights for the Series A Preferred Stock result in Mr. Adams having the right to cast 51% of all votes in the election of our directors.

(B) SECURITY OWNERSHIP OF MANAGEMENT:

 Title             Name of                   Amount and Nature of       Percent
of Class       Beneficial Owner              Beneficial Ownership      of Class
--------       ----------------              --------------------      --------
Common Stock   Terry S. Adams                       680,700 (1)          4.39%

Common Stock   Jeffrey S. Brain                   1,376,663 (2)          8.90%

Common Stock   Larry Eisenberg                       66,668 (3)           .43%

Common Stock   Frederick Feck                       902,002 (4)          5.82%

Common Stock   Richard Katz                          66,668 (5)           .43%

Common Stock   William ("Smokey") Robinson Jr.
                                                    137,002 (6)           .88%
Common Stock   All officers and directors
                as a group (5 persons)            3,229,703             20.85%

----------
(1) Includes 447,366 shares of common stock and options to purchase 233,334 shares of common stock that are exercisable within the next 60 days.

(2) Includes 934,745 shares registered in the name of Bayport Holding Company, LLC, Jeffrey S. Brain's 100% owned, personal holding company. Mr. Brain is the indirect beneficial owner of, and has sole dispositive and voting power over, these shares. Of these shares, 934,995 shares represent common stock issued and options to purchase 441,668 shares of common stock that are exercisable within the next 60 days.

(3) Includes 33,334 shares of common stock and options to purchase 33,334 shares of common stock that are exercisable within the next 60 days.

(4) Includes 593,334 shares of common stock plus options to purchase 266,668 shares of common stock that are exercisable within the next 60 days.

(5) Includes 33,334 shares of common stock and options to purchase 33,334 shares of common stock that are exercisable within the next 60 days.

(6) Includes 97,668 shares of common stock held in the name of Mr. Robinson and 6,000 shares held in the name of Mr. Robinson's wife plus options to purchase 33,334 shares of common stock that are exercisable within the next 60 days.

(C) CHANGES IN CONTROL:

     We are not aware of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

SECTION 16(a) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of the Company's Common Stock, to file initial reports of beneficial ownership on Form 3, changes in beneficial ownership on Form 4 and an annual statement of beneficial ownership on Form 5, with the SEC. Such executive officers, directors and greater than ten percent shareholders are required by SEC rules to furnish the Company with copies of all such forms that they have filed.

     Based on our review of the copies of such form filed with the SEC electronically, received by the Company and representations from certain reporting persons, the Company believes that for the fiscal year ended December 31, 2012, and up through the quarterly period ending June 30, 2013, all the officers, directors and more than 10% beneficial owners have filed all reports required under the above described filing requirements.

             DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

     Our executive officers are elected by the board of directors and serve at the discretion of the board. All of the current directors serve until the next annual shareholders' meeting or until their successors have been duly elected and qualified. The following table sets forth certain information regarding our current directors and executive officers:

        Name                       Age               Position                 Director Since
        ----                       ---               --------                 --------------
Terry S. Adams                     52     Chairman of the Board and Director     April 2012

Jeffrey S. Brain                   52     President, Chief Executive Officer,    April 2009
                                          Chief Operating Officer, Treasurer
                                          and Director

Larry Eisenberg                    60     Director                               April 2012

Frederick Feck                     81     Corporate Secretary and Director       April 2009

Richard Katz                       61     Director                               April 2012

William ("Smokey") Robinson Jr.    72     Director                               May 2012

     Certain biographical information of our directors and officers is set forth below.

TERRY SCOT ADAMS, CHAIRMAN OF THE BOARD AND DIRECTOR

     Terry S. Adams is a Director and Executive Vice President of SA Recycling. Originally started by Terry's Father in 1973, as a small junk yard with a handful of employees, SA Recycling currently operates over 50 facilities in California, Arizona, Nevada and Mexico. The list of facilities includes two deep water ports and four automobile shredding plants. SA Recycling has approximately 1,500 employees and will process and recycle more than three million tons of steel this year, accounting for almost 10% of all scrap metal exported from the U.S. Mr. Adams has worked for SA Recycling for the past 30 years.

     Mr. Adams' many roles in the SA Recycling have included: shredder operator, design engineer, plant manager, regulatory compliance officer, and in his current capacity he is involved in acquisitions and strategic planning.

     Over the past thirty years Mr. Adams has developed an extensive background and expertise in the recycling, processing, shredding, and management of all types of metals and waste streams, including hazardous, reactive, and radioactive materials. In 1993, Mr. Adams helped form the first lithium recycling company and was the chief design engineer for the world's first lithium battery recycling plant located in Trail, British Columbia. That company, Toxco, Inc. has grown into one of the largest battery recyclers in the U.S. and is currently building a new Department of Energy sponsored facility at one of its plants in Ohio. This plant will be the first dedicated electric vehicle battery recycling operation in the U.S. Mr. Adams served as President of Toxco, Inc. from 1999 to 2011, and is currently Chairman of the Board of Toxco, Inc.

     Mr. Adams is also on the Board of Directors of the following non-profit organizations: Foundation Board Children's Hospital Orange County (CHOC), Executive Board member Orange County Council, Boy Scouts of America, and USC Viterbi (Engineering) Board of Councilors.

     Mr. Adams holds a Bachelor of Science in  Mechanical  Engineering  from USC
(1981) and a Masters in Business Administration from Cal State Fullerton (1985)

     Mr. Adams has been married to his wife Leslie for 25 years and has son and a daughter.

JEFFREY BRAIN, PRESIDENT, CHIEF EXECUTIVE OFFICER, CHIEF OPERATING OFFICER AND A DIRECTOR

     Since March 15, 2009, until the present time, Jeff has been involved in the formation and operation of the Company and currently serves us in the capacities of President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and as a director. Jeff is a successful entrepreneur, recognized civic leader and government strategist. Jeff served as Chief Operating Officer of the Smokey Robinson Food Company from October 2003 until November 2008. Jeff took the company from startup to national distribution in just 18 months. Prior to joining Smokey Robinson Food Company, Jeff was the Founder and President of Valley Vote, Inc., one of the largest government reform organizations in U.S. history. Jeff presided over a Board of Directors of 100 of Los Angeles' top community and business leaders, directed 2,000 volunteers and a team of professional consultants and attorneys.

     As President of Valley Vote, Inc., Jeff was responsible for preparing a $1.1 billion dollar budget and a public service plan to provide police, fire, transportation, parks, utilities, etc. for a city that would be the sixth largest city in the U.S. He also managed all the business functions, including media relations, public speaking, community outreach, budgeting, government structure and public service planning, message development, legislative development and he oversaw the day-to-day administrative staff and operations.

     Prior to forming Valley Vote, Jeff founded Jeff Brain's Real Estate Network, a full service real-estate brokerage and consulting firm based in Los Angeles. Before launching his entrepreneurial ventures, Jeff held the position of Assistant Vice President at Eastern Pacific, a real estate development company. In this role, Jeff was responsible for analyzing, budgeting and syndicating multi-million dollar real estate development projects and managed the Accounting Department. Jeff also served as the Director of Acquisition and Finance at Triangle Investments, Inc., where he was responsible for real estate acquisitions, project analysis, syndications and management.

     Jeff has a Bachelor of Science degree in Finance as well as a Bachelor of Science Degree in Accounting, both from the California State University of Northridge.

LARRY EISENBERG, DIRECTOR

     Since March 2011, Larry Eisenberg is Principal of Sustainable Strategies Today. Sustainable Strategies Today helps clients across the nation implement sustainable design and renewable energy solutions, working as a strategic advisor and owner's representative.

     From August 2003 until March 2011, Mr. Eisenberg served as the Executive Director of Facilities Planning and Development for the Los Angeles Community College District, the largest community college district in the nation. Serving more than 36 cities in Los Angeles County and covering nearly 900 square miles, the nine colleges of the LACCD have been educating and training the region's diverse workforce since 1969.

     As the Executive Director, Mr. Eisenberg oversaw all planning, facilities development, maintenance and real estate activities at the District. Mr. Eisenberg directed the District's award -winning $6 billion Sustainable Building Program, one of the nation `s largest "green" construction and renewable energy efforts. The program was established to modernize the LACCD's nine colleges, focusing on sustainability by embracing nationally recognized environmental standards and guidelines. By the time the construction and renewable energy efforts are complete, the District is expected to have 85 new buildings that
meet  the  U.S.  Green  Building   Council's  LEED  (Leadership  in  Energy  and

Environmental Design) standards with nearly 20 of them being certified as LEED Platinum. In addition, a significant share of the District's energy requirements will be met with renewable energy.

     Mr. Eisenberg has extensive experience with major construction projects and is an expert on sustainable building practices. He has published numerous articles  on a  variety  of  construction  -related  topics  and  on  innovative public/private partnerships in building projects. Mr. Eisenberg is a sought after speaker, regularly serving as a keynote speaker at meetings and conferences around the country on topics of sustainable design, renewable energy, and building construction practices.

     Mr. Eisenberg serves on the sustainability advisory committee for several national organizations, including the American College and University Presidents Climate Commitment, the Association for the Advancement of Sustainability in Higher Education, and the National Association of College and University Budget Officers.

     Mr. Eisenberg received a bachelor's degree in urban studies from the Massachusetts Institute of Technology and a master's degree in public affairs from the LBJ School of Public Affairs at the University of Texas at Austin. He was born and raised in California's San Fernando Valley and attended North Hollywood High School. Mr. Eisenberg is married and has one son.

FREDERICK FECK, CORPORATE SECRETARY AND A DIRECTOR

     Mr. Feck is a Director of the Company and our Corporate Secretary. Mr. Feck has been in the real estate development and construction industry from 1960 until the present time. Mr. Feck developed the first true condominium with Fee Title to cubical air space in California. After the passage of the Medicare bill in late 1965, Mr. Feck entered the health care field syndicating and developing convalescent hospitals. Mr. Feck acted as a general partner in the syndication of a 204 bed convalescent hospital known as The Rio Hondo Convalescent Hospital in Montebello, California. In 1970, Mr. Feck co-founded Environmental Communities, Inc., to manufacture mobile and modular homes from a facility in Corona, California. Mr. Feck sold his interest in 1972 and moved to San Diego County. Mr. Feck formed Calco West, Inc. and was engaged in the development and construction of single family tract homes. Mr. Feck also formed Calco West Realty, Inc. in 1976, a general real estate operation with six offices and a Real Estate School in the North San Diego County area. The company was sold to its employees in 1981. Mr. Feck then formed Calco West Financial Corporation in 1981 for the management of commercial and residential real estate, primarily his own. Mr. Feck was also one of the original founders of the San Marcos National Bank in 1981 and served on its Board of Directors for a period of 14 years. Mr. Feck was born in Maine, attended the University of Maine for two years, moved to California in 1950 and attended Northrop Aeronautical Institute in Los Angeles from which he graduated in 1952 as an aeronautical engineer. He worked for Northrop Aircraft Company on the N-69 Guided Missile Program for two years before going into the service. Mr. Feck served as a pilot in the United States Air Force for five years. Mr. Feck is licensed in California as a general contractor and a real estate broker and also holds a commercial pilot's license.

RICHARD KATZ, DIRECTOR

     Since January 1997, Richard Katz has been the owner of a successful public policy and government relations firm based in Los Angeles, Richard Katz Consulting, Inc. ("RKC"). RKC offers a wide variety of services, including strategic advice, message development, negotiations/mediation and government relations strategies. RKC brings a vast knowledge of all levels of government and can guide clients through the maze of both bureaucratic and regulatory concerns. In addition, they can develop, direct and implement a communications strategy to specific stakeholders. Targeting interest groups and helping clients gain entry into organizations, stakeholders and corporations through their vast contacts and decades of relationships is their specialty.

     Mr. Katz was California's lead negotiator for the landmark Colorado River Agreement between the State of California, the Federal Government, four California Water Agencies, and the six Colorado River Basin States, furthering his expertise as a negotiator on issues of statewide significance. Mr. Katz had already played a pivotal role in renegotiating $30 Billion worth of California's Energy contracts and developing California's Transportation Blueprint for the 21st Century, which the voters approved as Proposition III in 1990.

     Shortly after his election in June of 2005, Los Angeles Mayor Antonio Villaraigosa appointed Mr. Katz to serve with him on the Governing Board of the Metropolitan Transportation Authority. After the horrific Metrolink accident in 2008, the Mayor appointed Mr. Katz to the Metrolink Board, where he now serves as Chair.

     In January 2003, Governor Davis appointed Mr. Katz his Senior Advisor on Energy and Water issues. In 2001, Mr. Katz was appointed to the State Water Resources Control Board, confirmed by the Senate and served for six years, occupying the water quality seat.

     Mr. Katz was first elected to the California State Assembly in 1980 and served continuously for 16 years. As Democratic Leader in 1995, Mr. Katz led the Democratic Party back to majority status by winning 43 seats in the 1996 elections. California's term lirnits law prohibited Mr. Katz from seeking re-election.

     For 10 years, Mr. Katz served as Chair of the powerful Assembly Transportation Committee. Katz authored Proposition 111, a 10-year Transportation Blueprint passed by the voters. He created the Congestion Management Plan, requiring cities and counties to measure and mitigate impacts of land use decisions on their streets, highways and transit systems. Mr. Katz also spearheaded numerous investigations of governmental waste.

     In addition to serving as Chair of the Transportation Committee, Mr. Katz worked in policy areas including education, environment, criminal justice and consumer issues. Some of his accomplishments include laws he wrote dealing with prison reform, groundwater protection, computer education, a $100 million school bus replacement program, Mono Lake restoration and landmark water market legislation.

     Mr. Katz was Chair of Angelenos for Better Classrooms, which led the successful 1997 campaign to pass a $2.4 billion L.A. school bond. Mr. Katz currently serves on the Management Committee and Board of the Economic Alliance of the San Fernando Valley and the Boards of Heal the Bay, ValIey Presbyterian Hospital, The Children's Community School, Project Grad and the West Coast Sports Medicine Foundation.

WILLIAM ("SMOKEY") ROBINSON JR., DIRECTOR

     Smokey Robinson has had a 50 year career in music.

     Once pronounced by Bob Dylan as America's "greatest living poet," acclaimed singer-songwriter Smokey Robinson's career spans over 4 decades of hits. He has received numerous awards including the Grammy Living Legend Award, NARAS
Lifetime Achievement Award, Honorary Doctorate (Howard University), Kennedy Center Honors and the National Medal of Arts Award from the President of the United States. He has also been inducted into the Rock `n' Roll Hall of Fame and the Songwriters' Hall of Fame.

     Born and raised in Detroit, Michigan, Robinson founded The Miracles while still in high school. The group was Berry Gordy's first vocal group, and it was at Robinson's suggestion that Gordy started the Motown Record dynasty. Their single of Robinson's "Shop Around" became Motown's first #1 hit on the R&B singles chart. In the years following, Robinson continued to pen hits for the group including "You've Really Got a Hold on Me," "Ooo Baby Baby," "The Tracks of My Tears," "Going to a Go-Go," "More Love," "Tears of a Clown" (co-written with Stevie Wonder), and "I Second That Emotion."

     The Miracles dominated the R&B scene throughout the 1960's and early 70's and Robinson became Vice President of Motown Records serving as in-house producer, talent scout and songwriter.

     In addition to writing hits for the Miracles, Robinson wrote and produced hits for other Motown greats including The Temptations, Mary Wells, Brenda Holloway, Marvin Gaye and others. "The Way You Do the Things You Do," "My Girl," "Get Ready," "You Beat Me to the Punch," "Don't Mess with Bill," "Ain't That Peculiar," and "My Guy" are just a few of his songwriting triumphs during those years.

     John Lennon of The Beatles made countless remarks regarding Robinson's influence on his music. The Beatles had recorded Robinson and The Miracles' "You've Really Got A Hold On Me" in 1963 and in 1982 another popular British group, The Rolling Stones covered the Robinson and the Miracles' hit "Going To A Go-Go."

     He later turned to a solo career where he continued his tradition of hitmaking with "Just to See Her," "Quiet Storm," "Cruisin'," and "Being with You," among others.

     He remained Vice President of Motown records until the sale of the company, shaping the label's success with friend and mentor Berry Gordy. Following his tenure at Motown, he continued his impressive touring career and released several successful solo albums.

     During the course of his 50-year career in music, Robinson has accumulated more than 4,000 songs to his credit and continues to thrill sold-out audiences around the world with his high tenor voice, impeccable timing, and profound sense of lyric. Never resting on his laurels, Smokey Robinson remains a beloved icon in our musical heritage.

COMMITTEES OF THE BOARD OF DIRECTORS

     We do not currently have an audit committee or a compensation committee.

COMPENSATION OF DIRECTORS

     Our directors do not receive any direct compensation for their service on our board of directors. Any future director compensation will be determined by our compensation committee, once it is chartered.

DIRECTORSHIPS

     During the past five years, none of our directors or persons nominated or chosen to become directors held any other directorship in any company with a class of securities registered pursuant to Section 12 of the 1934 Act or subject to the requirements of Section 15(d) of such Act or any other company registered as an investment company under the Investment Company Act of 1940.

OTHER SIGNIFICANT EMPLOYEES

     No other significant employees exist.

FAMILY RELATIONSHIPS

     No family relationship exists between or among any of our officers and directors. However, one of our Directors, Terry S. Adams, is the son of George Adams, Sr., our largest shareholder, and another one of our Directors, Frederick Feck, is the brother-in-law of George Adams, Sr.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     Except as described below, during the past ten years, no present director, executive officer or person nominated to become a director or an executive officer of Ciralight:

     (1) had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

     (2) was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

     (3)  was  subject  to any  order,  judgment  or  decree,  not  subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any of the following activities:

          (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

          (ii) engaging in any type of business practice; or

          (iii)engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

     (4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of an federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph
          (3) (i), above, or to be associated with persons engaged in any such activity; or

     (5) was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated;

     (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

     (7) was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to any alleged violation of:

          (i)  Any Federal or State securities or commodities law or regulation;
               or

          (ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

          (iii)Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

     (8) was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), and registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C.1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

CODE OF BUSINESS CONDUCT AND ETHICS

     On December 14, 2009, we adopted a Code of Business Conduct and Ethics applicable to our officers, including our principal executive officer, principal financial officer, principal accounting officer or controller and any other persons performing similar functions. Our Code of Business Conduct and Ethics was designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is posted on our website at http://www.ciralightglobal.com. Our Code of Business Conduct and Ethics will be provided free of charge by us to interested parties upon request. Requests should be made in writing and directed to the Ciralight at the following address: 670 E. Parkridge, Suite 112, Corona, California 92879

                               EXECUTIVE COMPENSATION

     The following table sets forth the aggregate compensation paid by the Company to our executive officers and directors of the Company for services rendered during the periods indicated.

                           SUMMARY COMPENSATION TABLE

     Name and
    Principal                                             Stock          Option         All Other
     Position      Year(1)    Salary($)     Bonus($)   Awards($)(2)    Awards($)(3)   Compensation($)   Total($)
     --------      -------    ---------     --------   ------------    ------------   ---------------   --------
Terry S.            2012      $      0      $     0     $16,667 (3)     $11,285 (3)      $     0        $ 27,952
Adams,              2011      $      0      $     0     $     0         $     0          $     0        $      0
Chairman            2010      $      0      $     0     $     0         $     0          $     0        $      0
Director

Jeffrey S.          2012      $144,000      $   500     $16,667 (3)     $22,487 (3)      $27,926 (4)    $211,580
Brain,              2011      $144,000      $     0     $ 4,125 (5)     $34,597          $31,560 (6)    $214,282
CEO                 2010      $139,000      $     0     $     0         $56,348          $41,634 (7)    $236,982
Director

Frederick Feck,     2012      $      0      $     0     $16,667(3)      $22,487(3)       $36,000 (8)    $ 75,154
Corporate           2011      $      0      $     0     $     0         $34,597          $36,000 (8)    $ 70,597
Secretary,          2010      $      0      $     0     $     0         $32,199          $36,000 (8)    $ 68,109
Director

Larry               2012      $      0      $     0     $16,667(3)      $11,285 (3)      $     0        $27,952
Eisenberg,          2011      $      0      $     0     $     0         $     0          $     0        $     0
Director            2010      $      0      $     0     $     0         $     0          $     0        $     0

Richard             2012      $      0      $     0     $16,667(3)      $11,285 (3)      $     0        $27,952
Katz,               2011      $      0      $     0     $     0         $     0          $     0        $     0
Director            2010      $      0      $     0     $     0         $     0          $     0        $     0

William             2012      $      0      $     0     $33,334(3)(9)   $11,285 (3)      $     0        $44,619
(Smokey)            2011      $      0      $     0     $     0         $     0          $     0        $     0
Robinson Jr.,       2010      $      0      $     0     $     0         $     0          $     0        $     0
Director

----------
(1) The amounts listed in this column for 2010 reflect the fair value of certain stock options granted to Messrs. Brain and Feck during 2010. On December 30, 2010, the Company's Board of Directors approved and adopted the Company's 2010 Employee and Consultant Stock Incentive Plan ("Plan") and reserved a total of 800,000 shares of common stock for issuance pursuant to the Plan. On December 30, 2010, the Board of Directors granted a total of 605,000 options at an exercise price of $.425 per share, exercisable over five years from the date of grant. 275,000 stock options were granted to the Company's President, Jeffrey Brain, for achieving certain milestones and for serving on the Board of Directors. 100,000 stock options were granted to Frederick Feck, a Director of the Company, for serving on the Board of Directors in 2010. The fair values were determined in accordance with Financial Accounting Standards Codification Topic 718, Share-Based Payments (FASB ASC 718).
(2) The amounts listed in this column for 2011 reflect the fair value of certain stock options granted to Messrs. Brain and Feck in January 2012, for services rendered during 2011. In January 2012, the Company's Board of Directors approved and adopted the Company's 2012 Employee and Consultant Stock Incentive Plan ("Plan") and reserved a total of 621,500 shares of common stock for issuance pursuant to the Plan. In January 2012, the Board of Directors granted a total of 200,000 options to members of our Board of Directors at an exercise price of $.4675 per share, exercisable over five years from the date of grant. 100,000 stock options were granted to the Jeffrey S. Brain and 100,000 stock options were granted to Frederick Feck for serving on the Board of Directors in 2011. The fair values were determined in accordance with Financial Accounting Standards Codification Topic 718, Share-Based Payments (FASB ASC 718).

(3) During 2012 the Directors of the Board received compensation in the form of common stock and stock options for their service. The common stock and stock options commenced on May 1, 2012 for all the Directors including Terry Adams, Jeff Brain, Fred Feck, Larry Eisenberg, Richard Katz, and William Robinson Jr. The Director receives 4,167 shares per month. Based on the stock value this is $2,292 per month. Plus each Director receives 4,167 stock options with the right to buy the stock at $.4675 per share good for 5 years. Jeff Brain and Fred Feck received options for the period of January 1, 2012 through April 30, 2012. During this period they were the only Board Members. Vacancies on the Board were filled as of May 1, 2012. The fair values were determined in accordance with Financial Accounting Standards Codification Topic 718, Share-Based Payments (FASB ASC 718).

(4) Includes (i) $17,818 in health and dental insurance premiums paid by the Company for Mr. Brain and his dependents; (ii) $9,108 as an automobile allowance from the Company; and (iii) $1,000 is royalty payments assigned to Mr. Brain by our majority shareholder, George Adams, Sr. See CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

(5) In January 2012, the Board of Directors granted 7,500 shares of restricted common stock to Mr. Brain for services rendered in 2011 as our Chief Executive Officer. The fair value of these shares was determined to be $4,125 in accordance with Financial Accounting Standards Codification Topic 718, Share-Based Payments (FASB ASC 718).

(6) Includes (i) $20,542 in health and dental insurance premiums paid by the Company for Mr. Brain and his dependents; (ii) $9,108 as an automobile allowance from the Company; and (iii) $5,000 is royalty payments assigned to Mr. Brain by our majority shareholder, George Adams, Sr., less $3,000 of such royalty payments assigned by Mr. Brain to Jacqui Matsumoto, one of our employees. See CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

(7) Includes (i) $14,256 in health insurance benefits paid by the Company for Mr. Brain and his dependents; (ii) $1,518 as an automobile allowance from the Company; and (iii) $25,860 is royalty payments assigned to Mr. Brain by our majority shareholder, George Adams, Sr. See CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

(8) Represents rental payments to Mr. Feck in the amount of $3,000 per month for the lease of our Corona, California warehouse facility from January 1, 2010 through December 31, 2012, on a verbal month to month lease.

(9) William Robinson Jr. also known as Smokey Robinson received common stock as compensation for his marketing and promotion work on behalf of the company. Mr. Robinson received 4,167 shares of common stock per month for his services. This is estimated based on the stock value to be worth $2,292 per month. The fair values were determined in accordance with Financial Accounting Standards Codification Topic 718, Share-Based Payments (FASB ASC
     718).

EMPLOYMENT CONTRACTS

     We do not have any employment agreements with our employees or officers.

COMPENSATION DISCUSSION AND ANALYSIS

     We have prepared the following Compensation Discussion and Analysis to provide you with information that we believe is necessary to understand our executive compensation policies and decisions as they relate to the compensation of our named executive officers.

     We have six members on our board of directors and do not currently have a compensation committee. We intend to form and constitute a compensation committee of our board of directors now that the Board has been expanded to six members.

     The primary objectives of the compensation committee with respect to executive compensation will be to (i) attract and retain the best possible executive talent available to us; (ii) motivate our executive officers to enhance our growth and profitability and increase shareholder value; and (iii) reward superior performance and contributions to the achievement of corporate objectives.

     The focus of our executive pay strategy will be to tie short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives or benchmarks and to align executive compensation with the creation and enhancement of shareholder value. In order to achieve these objectives, our compensation committee will be tasked with developing and maintaining a transparent compensation plan that will tie a substantial portion of our executives' overall compensation to our sales, operational efficiencies and profitability.

     Our board of directors has not set any performance objectives or benchmarks for 2012, as it intends for those objectives and benchmarks to be determined by the compensation committee once it is constituted and then approved by the board. However, we anticipate that compensation benefits will include competitive salaries, bonuses (cash and equity based), health insurance and stock option plans.

     When constituted, our compensation committee will meet at least quarterly to assess the cost and effectiveness of each executive benefit and the performance of our executive officers in light of our revenues, expenses and profits.

SHARE-BASED COMPENSATION PLAN

     On January 1, 2012, the Company's Board of Directors approved and adopted the Company's 2012 Employee and Consultant Stock Incentive Plan ("Plan") and reserved a total of 621,500 shares of common stock for issuance pursuant to the Plan. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company's future performance through awards of Options, Restricted Stock and Stock Bonuses.

                                PLAN INFORMATION

                                                                                                Number of Securities
                              Number of Securities to be                                       Remaining Available for
                               Issued Upon Exercise of        Weighted-Average Exercise        Future Issuance Under
                                 Outstanding Options,       Price of Outstanding Options,    Equity Compensation Plans
                                 Warrants and Rights            Warrants and Rights             (excluding column (a))
   Plan Category                         (a)                            (b)                             (c)
   -------------                 -------------------            -------------------          -------------------------
Equity Compensation Plans                --                            --                                 --
Approved by Security
Holders

Equity Compensation Plans Not         1,419,568                      $0.4659                               0
Approved by Security Holders

     Total                            1,419,568                      $0.4659                               0

     Stock options exercisable into an aggregate of 1,419,568 shares of the Company's common stock were outstanding on August 31, 2013, of which 1,419,568 were vested as of August 31, 2013. Stock options exercisable into an aggregate of 440,668 shares of the Company's common stock were granted and vested during fiscal year 2012 for services performed during the 2012 fiscal year. The Black-Scholes option-pricing model was used to estimate the option fair values, in accordance with the provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." This option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire). Since the Company's stock does not have an extended history of stock prices or volatility, expected volatility and average contractual life variables were estimated utilizing a weighted average of comparable published volatilities and contractual lives based on industry comparables. Expected pre-vesting forfeitures were estimated based on expected employee turnover. The fair value of options granted during the year ended December 31, 2012, was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions: a dividend yield of zero percent, an expected volatility of between 70.1% and 71.0%, a risk-free interest rate of 0.89% and a remaining contractual life of between 1.0 and 5.0 years. The fair value of options granted during the year ended December 31, 2012 was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions: a dividend yield of zero percent, an expected volatility of between 70.1% and 74.4%, a risk-free interest rate of 0.89% and a remaining contractual life of between 1.0 and 5.0 years.

AGGREGATE OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

     There have been no exercises of stock options or SARs by our directors or executive officers.

LONG-TERM INCENTIVE PLAN AWARDS

     There have been no long-term incentive plan awards made by the company.

REPRICING OPTIONS

     We have not re-priced any stock options.

                                   PROPOSAL 1.

                              ELECTION OF DIRECTORS

     A board of six (6) directors is to be elected. All directors will hold office until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified.

     Each proxy executed and returned by a holder of shares of Common and Preferred Stock will be voted in favor of the nominees to serve as directors unless the shareholder indicates to the contrary on the Proxy. Although the board of directors does not contemplate that any of the nominees hereinafter named will be unavailable for election, in the event that any such nominee is unable to serve, the proxies will be voted for the remaining nominees and for such other person(s), if any, as the board may propose. Votes withheld will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon the election of directors.

                         DIRECTOR NOMINEES FOR ELECTION

Name of Nominee                     Age             Position with Company
---------------                     ---             ---------------------
Terry S. Adams                      52       Chairman of the Board, Director

Jeffrey S. Brain                    52       President, Chief Executive Officer,
                                             Director

Larry Eisenberg                     60       Director

Frederick Feck                      81       Director

Richard Katz                        61       Director

William ("Smokey") Robinson Jr.     72       Director

               THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                     VOTE "FOR" THE ELECTION OF THE NOMINEES
                            TO THE BOARD OF DIRECTORS

                        "HOUSEHOLDING" OF PROXY MATERIALS

     The Securities and Exchange Commission permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements and reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or report, as applicable, addressed to those shareholders. This process, which is commonly referred to as "householding" potentially provides extra conveniences for shareholders and cost savings for companies.

     Although we do not intend to household for our shareholders of record, some brokers household our proxy materials and reports, delivering a single copy of proxy statement or report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of proxy statement or report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. Shareholders who currently receive multiple copies of the proxy statement at their address from their brokers and would like to request "householding" of their communications should contact their brokers.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file our reports, proxy statements and other information with the United States Securities and Exchange Commission. The documents filed with the Securities and Exchange Commission are available to the public from the United States Securities and Exchange Commission's website at www.sec.gov. Additional information regarding the Company and its business activities is available at the Company's website located at www.nationalhealthpartners.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which has been filed with the SEC, including the financial statements, but without exhibits, will be provided without charge to any shareholder or beneficial owner of Common Stock upon written request to Ciralight Global, Inc. at the address on the first page of this Proxy Statement to the attention of the President.

    DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

     Any proposal intended to be presented for action at our 2014 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be received by our President within a reasonable time before the solicitation of proxies for such meeting. Such proposals should be submitted by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any shareholder proposal that does not meet all the requirements for such inclusion established by the SEC in effect at that time and there is no guarantee that any proposal submitted by a shareholder will be included in the proxy statement.

     All shareholder proposals, notices and requests should be made in writing and sent via registered, certified or express mail, to Ciralight Global, Inc., at the address on the first page of this Proxy Statement to the attention of the President. With respect to business to be brought before our meeting of shareholders to be held on June 8, 2012, we have received no notices from our shareholders that we were required to be included in this proxy statement.

OTHER BUSINESS

     The Company knows of no other matters to be submitted at this meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors


Date: September 4, 2013          /s/ Jeffrey S. Brain
                                 -----------------------------------------------
                                 Jeffrey S. Brain, President and Chief Executive
                                 Officer

                               CIRALIGHT GLOBAL, INC.
                                     2013 PROXY

     The undersigned hereby appoints Jeffrey S. Brain and Terry S. Adams as Proxies with the power to appoint their substitutes, and hereby authorizes them to represent and to vote ALL of the shares of the Common Stock and/or Preferred Stock of Ciralight Global, Inc., standing in the name of the undersigned at the Annual Meeting of Shareholders to be held September 27, 2013, and upon such other matters as may properly come before the meeting. Any prior proxy or voting instructions are hereby revoked.

1. Nominees for Directors:

SHAREHOLDERS VOTE FOR THE SIX DIRECTORS DIRECTLY BELOW:

Terry S. Adams                      FOR __        AGAINST __         ABSTAIN __

Jeffrey S. Brain                    FOR __        AGAINST __         ABSTAIN __

Larry Eisenberg                     FOR __        AGAINST __         ABSTAIN __

Frederick Feck                      FOR __        AGAINST __         ABSTAIN __

Richard Katz                        FOR __        AGAINST __         ABSTAIN __

William ("Smokey") Robinson Jr.     FOR __        AGAINST __         ABSTAIN __

                            PROXY/VOTING INSTRUCTIONS
                ANNUAL MEETING OF SHAREHOLDERS SEPTEMBER 27, 2013

     The shares represented by this proxy will be voted as directed by the Shareholder. If no specification is made, the shares will be voted FOR ALL proposals. When signing as attorney, executor, administrator, trustee or guardian, give full title as such, and when stock has been issued in the names of two or more persons, all should sign unless evidence of authority to sign on behalf of the others is attached.

Dated:
      ------------------------------

------------------------------------  Number of Shares Represented by this Proxy

Signatures

------------------------------------

------------------------------------
Printed Name of Shareholder

Signatures

------------------------------------

------------------------------------
Printed Name of Shareholder

PLEASE RETURN ALL PROXIES TO: Ciralight Global, Inc. 670 E. Parkridge Suite 112 Corona, California 92879 Attention: President

YOU MAY FAX YOUR SIGNED AND DATED PROXY TO US AT (877) 520-5995.

YOU MAY ALSO SCAN AND EMAIL YOUR SIGNED AND DATED PROXY TO US AT:

info@ciralight.com